Exhibit 10.7

SCREENPLAY OPTION/PURCHASE AGREEMENT
“CHILD SUPPORT”

As of August 1, 2016

Pete Rosen
4735 Sepulveda Blvd., No. 313
Sherman Oaks, CA 91403
Email:

Gary Bowen	cc:	Leif Reinstein, Esq.
4735 Sepulveda Blvd., No. 333		Reed Smith LLP
Sherman Oaks, CA 91403		1901 Avenue of the Stars, Suite 700
Email:		Los Angeles, CA 90067

Dear Pete and Gary:

This will confirm the agreement between MJW Media, LLC (“Purchaser”), and you, Pete Rosen and Gary Bowen (collectively, “Artist”), with respect to the original screenplay entitled “Child Support” written by Artist (which, together with the title, themes, contents, story and characters, and all translations, adaptations, and other versions, as well as all research performed by Artist in connection therewith, whether now existing or hereafter created, is hereinafter called the “Property”) (the first motion picture based on the Property hereunder shall be referred to as the “Picture”). In this regard, prior to the earlier of exercise of the Option (as defined below) or commencement of production of the Picture, Purchaser shall become, or assign this Agreement to, a WGA signatory entity. Further, for purposes hereof, Artist shall be deemed a “professional writer” under the WGA.

In consideration of the parties’ mutual promises, it is hereby agreed as follows:

1.          Option.

(a)          In consideration of Purchaser’s commercially reasonable best efforts to set-up the Property for development and/or production and other good and valuable consideration, Artist hereby exclusively and irrevocably grants to Purchaser an exclusive option (the “Option”) lasting for twelve (12) months from the above date (the “Initial Option Period”) to purchase all rights in the Property as more explicitly set forth in Section 2 hereof (“Purchase Price”).

(b)          Purchaser may extend the Initial Option Period by an additional twelve (12) months (the “Extended Option Period”) by providing written notice to Artist accompanied by the applicable payment at any time prior to expiration of the Initial Option Period. The Initial Option Period and the Extended Option Period may be referred to collectively herein as the “Option Period.”

(c)          The Option price for the Initial Option Period shall be Two Thousand Dollars ($2,000), payable within five (5) business days following Artist’s execution of this Agreement, which amount shall not be applicable against the Purchase Price. The Option price for the Extended Option Period shall be Twenty Thousand Hundred Dollars ($20,000), which amount shall be applicable against the Purchase Price.

(d)          During the Option Period (and any extensions thereof), Purchaser shall have the right to engage in or arrange for development and pre-production with respect to motion pictures and/or other productions intended to be based on the Property. If in connection with such development and pre-production Artist or another party is engaged to write screenplays, revisions or other materials based on the Property, all such writings shall be and remain Purchaser’s sole and exclusive property (whether or not Purchaser exercises the Option hereunder).

2.          Purchase Price. If Purchaser exercises its Option granted pursuant to Section 1 hereunder, the purchase price for the Rights (as defined in Section 4 below) shall be a sum equal to Two and One-Quarter Percent (2.25%) of the final approved “direct cost” budget (exclusive of interest, financing costs, completion bond fees, insurance costs and any contingency) (the “Budget”) of the Picture, with a floor of Two Hundred Fifty Thousand Dollars ($250,000) and a ceiling of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Purchase Price”). The Option, if exercised, shall be exercised by written notice to Artist accompanied by the applicable Purchase Price during the Option Period, but not later than commencement of principal photography of the Picture. Notwithstanding any of the foregoing, if at the time any payment comes due under this Section 2 the Budget is not known, Purchaser shall pay Artist the applicable amount due based on the $250,000 floor amount and shall pay the balance, if any, in accordance with this Section 2 after the Budget has been finalized.

3.          Contingent Compensation. If Artist has fulfilled all of the terms and conditions hereunder and is not in uncured material breach hereof, and the Picture is produced, Artist shall be entitled to receive a sum equal to Two and One-Half Percent (2.5%) of One Hundred Percent (100%) of the net proceeds (or other best contingent compensation denomination or definition received by Purchaser) derived from the Picture. Artist’s contingent compensation participation (however denominated) shall be defined, computed, accounted for and paid on the same basis as Purchaser or its assignee.

4.          Writing Services. Purchaser shall engage Artist to perform a guaranteed first rewrite of the Property (the “Rewrite”) for a fee of Eighty Thousand Dollars ($80,000), payable $25,000 upon commencement of such writing services and $55,000 upon the earlier of commencement of principal photography of the Picture or Purchaser’s conclusion and actual receipt of the unrestricted full funding for the Picture. Notwithstanding any other provision of this Agreement and subject only to Section 14 below, the Rewrite shall be Purchaser’s sole and exclusive property.

5.          Rights. If the Option granted pursuant to Section 1 hereunder is exercised, Purchaser shall own, and Artist hereby assigns to Purchaser, exclusively, in perpetuity and throughout the universe, all right, title and interest in and to the Property, whether now known or hereinafter devised, including, without limitation, all motion picture rights, all television rights (pay, free, film, tape, cassette, cable, live and otherwise), all computer-assisted media rights (including, but not limited to any interactive device, mechanism, or storage medium for digital information such as DVD, CD-ROM, CD-I, 3D0 and similar disc systems, or any other computer based system whether PC, network, mainframe or otherwise, or which is made available through any delivery system now known or hereafter devised, including, but not limited to retail sales, point-of-purchase, on-demand, cable, pay-per-view, broadcast transmission, telephone, Internet or cellular and any other devise or methods now known or hereafter devised) and all allied and incidental rights in the Property, including, by way of further illustration, sequel and remake rights, music rights, soundtrack album rights, merchandising rights, publishing rights, radio rights, stage rights and promotional and advertising rights (collectively, the “Rights”).

Without limiting the foregoing, if the Option granted pursuant to Section 1 hereunder is exercised, Artist hereby acknowledges that a portion of the Purchase Price payable under this Agreement is allocated to and adequate compensation for the purchase/assignment of the Rental and Lending Rights, as defined below, and Artist hereby irrevocably assigns, licenses and grants to Purchaser, throughout the universe, in perpetuity, any and all rights of Artist to authorize, prohibit and/or control the renting, lending, fixation, reproduction and/or other exploitation of the Picture by any media and means now known or hereafter devised as may be conferred upon you under applicable laws, regulations or directives, in any jurisdiction throughout the world, including, without limitation, any so-called rental and lending rights pursuant to any European Economic Community (“EEC”) directives and/or enabling or implementing legislation, laws or regulations enacted by member nations of the EEC (all of the foregoing rights are herein collectively the “Rental and Lending Rights”). Artist agrees that the remuneration provided in the first sentence of this paragraph, as well as any residuals or additional compensation payable pursuant to an applicable collective bargaining agreement (if any) include, without limitation, adequate and equitable remuneration for Artist’s assignment of the Rental and Lending Rights and constitute a complete buy-out of all Rental and Lending Rights in perpetuity.

The Rights herein granted include the right to distribute, transmit, exhibit, broadcast and otherwise exploit all works produced pursuant to the rights granted hereunder by means of any and all media and devices whether now known or hereafter devised, and in any and all markets whatsoever, as well as the right of Purchaser in its discretion to make any and all changes in, additions to and deletions from the Property, as well as the right to use, in a reasonable and customary manner, Artist’s name, likeness and approved biography in and in connection with the exploitation of the rights granted hereunder; provided, that in no event shall Artist’s name, likeness and/or biography be used hereunder to endorse any product, service, individual or entity, or other than in connection with the exploitation of the rights granted hereunder. Nothing contained in this Agreement shall be construed as requiring Purchaser to exercise or exploit any of the Rights granted to Purchaser hereunder.

Artist agrees that Purchaser shall have the unlimited right to vary, change, alter, modify, add to and/or delete from all or any part of the Property (including without limitation the title or titles thereto), and to rearrange and/or transpose all or any part of the Property and change the sequence thereof and the characters and descriptions of the characters contained in the Property and to use a portion or portions of the Property in conjunction with any other literary, dramatic or other material of any kind. Artist hereby waives the benefits of any provision of law known as the “droit moral” or any similar law in any and all countries and other jurisdictions of the universe.

6.          Writer Representations and Warranties/Indemnities. Subject to Article 28 of the WGA Minimum Basic Agreement, Artist hereby represents and warrants that: (a) the Property was written by and is wholly original with Artist (except incidental materials in the public domain and materials provided or altered by Purchaser), (b) neither the Property nor any element thereof infringes the copyright in any other work; (c) neither the Property nor any element thereof, to the best of Artist’s knowledge, will violate the rights to privacy or publicity of any person or constitute a defamation against any person, or in any other way violate the rights of any person whomsoever; (d) Artist owns all rights assigned to Purchaser free and clear of any liens, encumbrances, and other third party interests, and any claims or litigation, whether pending or threatened, (e) Artist has the full right and power to make and perform this Agreement without the consent of any third party; (f) the Property has not previously been exploited as a motion picture or television production; and (g) the Property does and will continue to enjoy either statutory or common law copyright protection in the United States and all countries adhering to either or both the Berne and Universal Copyright Conventions. Artist shall indemnify Purchaser and each of its principals, officers, managers, agents, attorneys, employees, successors and assigns against any liability, loss, damage, cost or expense (including reasonable outside attorneys’ fees) incurred by reason of any claim arising in connection with Artist’s uncured material breach of any of the foregoing or any other term of this Agreement.

7.          Purchaser Indemnities. Purchaser hereby indemnifies, defends and holds Artist harmless against any liability, loss, damage, cost or expense (including reasonable outside attorneys’ fees) incurred by reason of any claim arising from Purchaser’s breach or alleged breach of any of its obligations hereunder, materials Purchaser provides or alters, and the development, production, distribution and other exploitation of the Picture (or any element thereof or rights therein) to the extent that Artist’s indemnity obligations do not apply.

8.          Insurance Coverage. Artist shall be named as an additional insured on any errors and omissions and general liability insurance policies covering the Picture.

9.          Additional Documents. At Purchaser’s request, following a reasonable opportunity to review and comment, Artist shall execute any and all additional documents and instruments consistent herewith as are reasonably necessary or desirable to effectuate purposes of this agreement (including, without limitation, short form options and assignments). Upon Artist’s failure to promptly execute any such documents within five (5) business days after delivery, Artist hereby appoints Purchaser as Artist’s irrevocable attorney-in-fact to execute any such document on Artist’s behalf. The rights of Purchaser under this subparagraph constitute a power coupled with an interest and are irrevocable. Purchaser shall provide Artist with copies of any documents it executes on Artist’s behalf pursuant to this Section, but Producer’s inadvertent failure to provide such copies shall not constitute a breach of this Agreement.

10.         Credit. Purchaser shall accord Artist writing credit on screen as and to the extent required by the WGA Basic Agreement. Such credit shall also be accorded in paid ads (subject to customary exclusions) and anywhere the billing block appears. It is acknowledged and agreed that no casual or inadvertent failure by Purchaser to accord such credit, nor the failure for any reason by third parties to comply with the provisions of this paragraph, shall be deemed a breach hereof by Purchaser, it being agreed, however, that upon receipt of written notice from Artist, Purchaser shall make reasonable efforts to cure any such failure on a prospective basis.

11.         Subsequent Productions.

(a)          First Negotiation. If, within (7) years after the initial general theatrical release of the Picture, Purchaser, its assignee, designee, licensee or successor intends to produce a theatrical or direct-to-video sequel, prequel, remake, television or new media production based upon the Picture, (each a “Subsequent Production”) and provided: (i) Artist is not in uncured material breach hereunder; (ii) Artist is ready, willing and able to render such services as, when and where reasonably required by Purchaser; and (iii) Artist receives sole “written by” or sole “screenplay by” credit on the Picture upon final determination of writing credits pursuant to the MBA (as if applicable hereto), then, with respect to the first such Subsequent Production (subject to any applicable studio or network approvals), Artist shall be accorded the first opportunity to negotiate with Purchaser with regard to Artist writing (and, with respect to TV Productions only, writing and executive producing) the first such Subsequent Production (on financial terms no less favorable than those hereunder for theatrical sequels, prequels or remakes). If one or more of items (i) through (iii) are not satisfied, or if such negotiations do not result in an agreement within thirty (30) days from the commencement thereof, Purchaser may proceed with the writing of such materials by a third party, subject to the terms of Section 11.b. below. The provisions of this section shall apply to subsequent theatrical and television sequels, prequels and remakes of the Picture only if all of the conditions hereof were met with respect to the immediately preceding sequel, prequel or remake.

(b)          Passive Payments. Provided that: (i) Artist is not in uncured material breach hereof; (ii) Artist receives sole “written by” or “screenplay by” credit on the Picture upon final determination of writing credits pursuant to the MBA (as if applicable hereto); (iii) Purchaser or its assignee, licensee, designee or successor elects to produce any of the Subsequent Productions described below based upon the Picture; and (iv) Owner has not been engaged to render writing services in connection with such Subsequent Production pursuant to Section 11.a. above, Artist shall be entitled to receive the following applicable royalties (the following amounts being inclusive of any amounts required to be paid pursuant to the MBA in connection with the Picture, if any):

i.            Theatrical Sequels/Prequels: For each applicable theatrical sequel or prequel motion picture based on the Picture, Artist shall be paid an amount equal to: (i) Fifty Percent (50%) of all amounts paid to Artist pursuant to Section 2 above, payable upon commencement of principal photography of such theatrical sequel and/or prequel; and (ii) a percentage of the Net Proceeds equal to fifty percent (50%) of the percentage to which Artist is entitled pursuant to Section 3 above.

ii.         Theatrical Remakes: For each applicable theatrical remake of the Picture, Artist shall be paid an amount equal to: (i) Thirty-Three and One-Third Percent (33-1/3%) of all amounts paid to Artist pursuant to Section 2 above, payable upon commencement of principal photography of such theatrical remake; and (ii) a percentage of Net Proceeds equal to Thirty-Three and One-Third Percent (33-1/3%) of the percentage to which Artist is entitled pursuant to Section 3 above.

iii.         Television Productions:

a.
Pilot and Series. If a television pilot and/or series is produced, Artist shall be entitled to receive episode a royalty of $2,000 for each episode of 30 minutes or less; $3,000 for each episode of 31-60 minutes; and $4,000 for each episode in excess of 60 minutes, payable within ten (10) days aftercompletion of principal photography of the applicable episode. For each of the second through the sixth U.S. free Network television runs of the applicable episode, Artist shall receive an additional sum equal to twenty percent (20%) of the applicable royalty, which shall be paid to Artist not later than thirty (30) days following broadcast of the applicable episode.

b.
Movies-For-Television and Television Mini-Series. If a television motion picture or “mini-series” is produced. Artist shall be entitled to receive an amount equal to $10.000 for each hour of programming produced, up to a maximum of $80,000, payable promptly following the commencement of principal photography of the applicable production.

iv.         New Media Productions: If a feature-length production or episodic series production is produced for initial exhibition on a so-called “New Media” or digital platform, Artist shall be entitled to receive a passive royalty to be negotiated in good faith within customary parameters for agreements of this type, taking into account the budget of the production and other relevant factors. Notwithstanding the foregoing, if a new media Subsequent Production is produced for initial exhibition on Netflix, Hulu, Amazon or YouTube Red and the budget of such project is commensurate with budgets for comparable television programming, then the passive payments under Section 11.b.iii. shall apply.

v.           100/50/50: With respect to any television series, movie-for-television, mini-series, or new media production, if the applicable Subsequent Production is placed in general theatrical release in the U.S. and/or abroad after its initial television broadcast, then Artist shall be entitled to an additional one-time royalty equal to fifty percent (50%) of the royalty originally paid for such Subsequent Production if such production is so released in the U.S., and an additional one-time royalty equal to 50% of the royalty originally paid for such Subsequent Production if such production is so released outside of the U.S. If the applicable Subsequent Production is theatrically released in the U.S. prior to telecast, then Artist shall be entitled to a one-time payment equal to 100% of the applicable royalty otherwise payable for such Subsequent Production. However, in no event shall Artist be entitled to an aggregate sum of more than 100% of the applicable royalty for the theatrical release, if any, of the applicable Production. Payments under this Section shall be made within thirty (30) calendar days of the applicable theatrical release.

12.         Premieres. If the Picture is produced and Artist is not in uncured material breach hereof, each Artist and a non-business companion shall be entitled to receive invitations to the first celebrity premiere, if any, of the Picture. Purchaser shall make reasonable good faith efforts to cause the distributor of the Picture to provide travel and expenses for Artist and Artist’s companion on a favored nations basis with all non-cast; provided, Purchaser’s failure or inability to do so shall not constitute a breach of this Agreement.

13.         DVD. If the Picture is produced and Artist is not in uncured material breach hereof, each Artist will be entitled to receive a DVD copy of the Picture at such time as they become commercially available (subject to the policies of the distributor).

14.         Reversion. If Purchaser exercises the Option, but does not produce the Picture within 2 years from the date of such exercise, then all rights in and to the Property shall revert to Artist, subject to Purchaser’s first-priority lien against first dollars received by Artist from any third-party purchaser of the Property for all of Purchaser’s script and development costs, plus interest thereon at the rate of banker’s prime plus 1%, and 5% of 100% of the profits derived from any production based on the Property, defined, computed, accounted for and paid on a favored nations basis with all producers on the applicable production. In addition, Artist shall have the right to acquire all development materials created or paid for by Purchaser (including without limitation the Rewrite) on terms to be negotiated in good faith.

15.         Remedies. It is acknowledged and agreed that neither the failure to accord Artist credit nor any other breach of this Agreement shall entitle Artist to equitable relief, whether injunctive or otherwise, against or with respect to the Picture or any other works produced pursuant to the rights granted hereunder or their exploitation, since Artist’s remedy of money damages at law is adequate.

16.         Assignment. Purchaser shall have the right to assign any or all of its rights and/or obligations under this Agreement to any person or entity, but no such assignment shall relieve Purchaser of its obligations to Artist under this agreement unless such assignment is to a so-called “major” or “mini-major” motion picture distributor, or a network television broadcaster, or a major pay television company, as such terms are commonly understood in the motion picture industry, or a party that is at least as financially capable as Purchaser, and such entity assumes all of Purchaser’s obligations hereunder in writing. Artist shall not have the right to assign this Agreement in whole or in part, and any such purported assignment shall be void ab initio. Notwithstanding the receding sentence, Artist shall have the one-time right to assign the right to receive compensation hereunder to a loan-out entity.

17.         Default/Force Majeure. Each and every option period hereunder shall be subject to extension for any period of your material breach and/or force majeure (including without limitation any strike by any guild, union or other labor organization against motion picture producers during the option periods), and any period during which any claim remains outstanding or unresolved which involves the material breach of any of your warranties, representations or agreements herein that materially affects the development of the Property. Any option extension for force majeure hereunder shall not exceed 6 consecutive months. Neither party hereto shall be deemed to be in breach or default hereunder unless and until the allegedly breaching party fails to cure the alleged breach within five (5) days following receipt of reasonably detailed written notice of the alleged breach.

18.         Jurisdiction. This Agreement will be interpreted in accordance with the laws of the State of California applicable to agreements entered into and to be wholly performed therein. Any and all disputes hereunder shall be exclusively submitted to a final and binding arbitration under the rules of AFMA in Los Angeles, California. The prevailing party (as determined by the arbitrator) shall be entitled to costs and attorney’s fees in connection with any such proceeding.

19.         Notices/Payments. All notices from Artist to Purchaser shall be sent to the following address:

MJW Media, LLC Attn: Mike Witherill 1166 E. Warner Road, Suite 205 Gilbert, AZ 85296 Email: mjwitherill@gmail.com

cc:	Paul Miloknay, Esq. Miloknay Weiner LLP 7162 Beverly Blvd., Suite 345 Los Angeles, CA 90036 Email: paul@miloknayweiner.com

Notices shall be sufficiently given when the same shall be deposited so addressed, postage prepaid, in the United States mail and/or when the same shall have been delivered so addressed by facsimile or email transmission, and 3 days after the date of said mailing or the date of facsimile or email transmission shall be the date of the giving of such notice.

All payments which Purchaser may be required to make to Artist hereunder shall be delivered or sent to Artist by mail at the address for payments set forth on page one hereof, and Artist acknowledges that payment in such fashion shall be a good and valid discharge of all such indebtedness to Artist.

20.         No Obligation. Nothing contained in this Agreement shall be construed to obligate Purchaser to produce, distribute, release or exhibit any motion picture, television program or other production based upon the Property or to exploit or make any use of the rights, license, privileges or property granted to Purchaser, including without limitation, the Rights.

21.         Miscellaneous. It is contemplated that a more formal agreement may be prepared containing the terms set forth herein and such standard terms as are customary in the motion picture industry in agreements of this nature. Until such more formal agreement is executed, this Agreement shall constitute the entire understanding and agreement of the parties hereto and replaces any and all prior agreements or understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be executed in counterparts and/or by facsimile or email transmission, and such counterparts and electronic signatures shall be binding as originals for all purposes.

ACCEPTED AND AGREED AS OF AUGUST 1, 2016:

PURCHASER:		ARTIST:
MJW MEDIA, LLC		PETE ROSEN

By:	/s/ Michael J. Witherill	By:	/s/ Pete Rosen
	Michael J. Witherill		Pete Rosen
Its:	Managing Member

GARY BOWEN

		By:	/s/ Gary Bowen
Gary Bowen

EXHIBIT “A”
SHORT FORM OPTION

For good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby grants to MJW Media, LLC (“Purchaser”), its successors and assigns, the sole and exclusive option to purchase all right, title and interest (except for certain rights expressly reserved by the undersigned as set forth in the agreement referenced below) in the screenplay entitled “Child Support,” written by the undersigned (the “Property”). The Property includes, but is not limited to: (i) all contents; (ii) all past, present and future adaptations and versions; (iii) the title, characters and theme; and (iv) all ancillary and related rights.

This instrument is executed in accordance with and is subject to the Option/Purchase agreement (the “Agreement”) between the undersigned and Purchaser dated as of August 1, 2016, relating to the option granted to Purchaser to purchase the above-mentioned rights in the Property, which rights are more fully described in the agreement.

DATED as of August 1, 2016

/s/ Pete Rosen
Pete Rosen

/s/ Gary Bowen
Gary Bowen

EXHIBIT “B”
SHORT FORM ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, ________________ (“Assignor”), sells and assigns to MJW Media, LLC, its successors and assigns, forever and throughout the world, all right, title and interest (except for certain rights expressly reserved by the undersigned as set forth in the agreement referenced below) in the original book entitled “Child Support” written by Assignor (the “Property”). The Property includes, but is not limited to: (i) all contents; (ii) all past, present and future adaptations and versions; (iii) the title, characters and theme; and (iv) all ancillary and related rights. This Assignment is executed in accordance with and is subject to the agreement (the “Agreement”) between the Assignor and Purchaser dated as of August 1, 2016, relating to the sale and assignment to Purchaser of the above-mentioned rights in the Property, which rights are more fully described in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Assignment on the date indicated below.

DATED: August 1, 2016

/s/ Pete Rosen
Pete Rosen

/s/ Gary Bowen
Gary Bowen